EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT ("Agreement "), dated as of January 1, 2002, between US ENERGY SYSTEMS, INC., a Delaware corporation (the "Company") , and Edward M. Campana (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Company's business consists of (a) acquiring and operating existing independent power plants ("IPPs") and cogeneration facilities throughout the world, (b) developing, building and operating new IPPs and cogeneration facilities throughout the world, (c) developing, building and selling special energy efficient products using cogeneration technology throughout the world, (d) developing, building, acquiring and/or operating "inside the fence" energy facilities and operations for commercial and industrial users throughout the world, and (e) developing, building, acquiring and/or operating district heating and cooling systems throughout the world.

                  WHEREAS, the Company and the Executive now desire to enter into this Agreement in its entirety.

                  NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein. and for other good and valuable consideration, it is hereby agreed as follows:

                  1.       Position and Duties.

                           a)       Employment and Position -The Company hereby
agrees to employ the Executive as set forth in the next succeeding sentence, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein. The Executive shall serve as Senior Vice President - Corporate Finance of the Company and shall report to the President and Chief Executive Officer and shall have such other duties consistent with such office, as from time to time may be prescribed by the President and Chief Executive Officer.

                           (b)      Duties - During the Term (as defined in
Section 5(f) below), the Executive shall perform and discharge the duties that may be assigned to him by the President and Chief Executive Officer from time to time as provided in this Agreement, and the Executive shall devote his reasonable best talents, efforts and abilities to the performance of his duties hereunder. During the Term, the Executive shall perform such duties on a full-time basis, and the Executive shall have no other employment whatsoever.

                           (c)      Excluded Duties - Notwithstanding the
foregoing, duties including accounting financial reporting and related compliance and the supervision of those functions, shall not be assigned to Executive without Executive's consent and agreement.

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                  2.       Compensation.. During the Term of this Agreement the
Executive shall receive the following Compensation.

                           (a)      Base Salary - The Company shall pay the
Executive for his services hereunder a salary (as the same may be increased from time to time, the "Base Salary") at the annual rate of $140,000.00 which shall be payable in accordance with the customary payroll practices of the Company but not less frequently than on a monthly basis. The Base Salary shall be reviewed periodically by the Board and shall be subject to such increases as the Board, in its sole discretion, from time to time may determine.

                           (b)      Incentive Bonus -  In addition to the Base
Salary, the Executive shall at the end of each fiscal year (or unless otherwise specified) for the Company be awarded a bonus determined in accordance with the 2000 Corporate Incentive Plan, the 2000 Development Incentive Plan and the 2001 Finance Incentive Plan (collectively, the "Incentive Plans") which have been established by the Board of Directors of the Company. In addition, for all financings closed and research coverage initiated during the Term of this Agreement, Executive shall receive 20% of the applicable award calculated in accordance with the formulas in Section 6 of the 2001 Finance Incentive Plan (the "FIP Payment") a copy of which has been provided to the Executive, except that Executive shall receive 0% of any amount awarded under the 2001 Finance Incentive Plan in respect of any financing respecting Scandanavian Energy Financing Limited or otherwise related to the Swedish transaction. The Company shall pay the FIP Payment to the Executive on financings and on research coverage in accordance with the Plan, and such FIP payments shall be subject to the vesting requirements included in the Plan. In the event that the Company terminates or modifies the Finance Incentive Plan while this Agreement is in effect, the Executive shall nonetheless be paid the full amount of any FIP Payment and any other award due Executive under the Finance Incentive Plan with respect to any Financing whose material terms have been agreed to in writing and any Research Coverage agreed to but has yet to occur prior to said modification or termination of the Finance Incentive Plan. The first $300,000 of aggregate bonus awarded to Executive in any fiscal year shall be paid in cash. Any aggregate bonus awarded to Executive in any fiscal year in excess of $300,000 shall be paid by the issuance of Restricted Shares (as defined below) which Restricted Shares shall be valued at the Fair Market Value (as defined below). In addition, the Executive is eligible for such other bonuses which may be awarded by the Board in its sole discretion under such other plans that the Board may establish in its sole discretion from time to time. "Fair Market Value" shall be the average of the closing prices of a share of the Company's common stock as of the five business days immediately prior to the date of the issuance of the Restricted Shares, as reported with respect to the principal market or quotation system in which such shares are then traded or quoted, or, if no such closing prices are reported, on the basis of the closing bid price as of the date of exercise on the principal market or quotation system on which such shares are then traded or quoted, or, if not so traded or quoted, as furnished by a professional securities dealer making a market in such stock selected by the Board. "Restricted Shares" are shares of common stock of the Company that are subject to the following terms and conditions:

                           (i) Grant and Restrictions. Each award of Restricted
                  Shares shall vest and cease to be restricted as follows: 1/3

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                  of the Restricted Shares upon the grant, 1/3 of the Restricted
                  Shares upon the first anniversary of the grant and the balance upon the second anniversary of the grant. Restricted Shares shall be subject to the terms and conditions of the Company's 2000 Incentive Compensation Plan, a copy of which has been provided to Executive and which has been filed with the United States Securities and Exchange Commission. Except to the extent restricted under the terms of any agreement relating to the Restricted Shares, the Executive shall have all of the rights of a stockholder, including the right to vote the Restricted Shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Board). During the restricted period applicable to the Restricted Shares, the Restricted Shares may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Executive.

                           (ii) Forfeiture. Except as set forth in Section 6
                  hereof, upon termination of the Executive's employment during the applicable restriction period, the Restricted Shares that are at that time subject to restrictions shall be forfeited and reacquired by the Company.

                           (iii) Certificate for Stock. Restricted Shares may be
                  evidenced in such manner as the Board shall determine. If certificates representing Restricted Shares are registered in the name of the Executive, the Board may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, that the Company retain physical possession of the certificates, and that the Executive deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

                           (iv) Dividends and Splits. As a condition to the
                  grant of an award of Restricted Share, the Board may require that any cash dividends paid on a Restricted Share be automatically reinvested in additional Restricted Shares. Unless otherwise determined by the Board, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such stock or other property has been distributed.

                           (c)      Stock Options - Simultaneous herewith, the
Company and the Executive are executing a Stock Option Agreement respecting 100,000 common shares annexed hereto as Exhibit A and incorporated herein as if fully set forth.

                           (d)      Withholding. All payments required to be
made by the Company to the Executive under this Agreement (whether under this Section 2 or otherwise) shall be subject to withholding of employment and income taxes and other payroll deductions in accordance with applicable tax requirements, the Company's policies applicable to Executives of the Company at the Executive's level and the provisions of the Benefit Plans (as defined in Section 3 below).

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                  3. Benefits. (a) Benefit Plans - During the Term, the Company
shall provide to the Executive benefits provided under the Company's pension and profit-sharing plans (if any), health benefit plans (such as medical and hospitalization coverage), and insurance plans such as life and disability (collectively, the "Benefit Plans"). Such plans shall during the term provide for a level of benefits in accord with the Company's general policy for benefits for senior executives from time to time. Such Benefit Plans shall generally provide the following benefits:

        o        Medical and Dental Insurance
        o        401K plan with Company matching or equal
        o        Life Insurance
        o        Disability Insurance  (60% of base salary for life)

                           (b)      Automobiles - During the Term, the Company
shall provide the Executive with a car allowance of $500 per month.


                           (c)      Vacations, sick leave and holidays. The
Executive shall be entitled to no less than four [4] weeks of paid vacation during each year of the Term (and a pro rata portion thereof for any portion of the Term that is less than a fiscal year). In addition, the Executive shall be entitled to paid sick leave and holidays in accordance with the Company's usual policies for its senior executives.

                  4. Reimbursement of Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive in the performance of his duties hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

                  5. Term: Termination. Subject to the provisions of this
Section 5, the term of the Executive's employment under this Agreement shall commence on January 1, 2002 and shall end on December 31, 2002, provided that the term of this Agreement shall automatically be renewed for each successive one-year period on every December 31st, unless either party elects not to renew by giving written notice to the other at least 90 days before an annual renewal date or unless this Agreement is terminated earlier in accordance with the terms herein. The initial one-year term referred to herein, together with any renewal thereof, is referred to in this Agreement as the "Term". The employment of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 5 solely on the following grounds.

                           (a)      Termination by the Company for Cause - The
Company shall have the right to terminate the employment of the Executive prior to expiration of the Term for Cause (as defined in Section 5(i)(iii) below) by written notice to the Executive specifying the particulars of the conduct of the Executive forming the basis for such termination, as provided in this Agreement.

                           (b)      Termination by the Executive for Good Reason

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- The Executive shall have the right to terminate his employment hereunder prior to expiration of the Term for Good Reason (as such term is defined in Section 5(i)(iv) below) by written notice to the Company specifying the grounds constituting such Good Reason, provided such written notice is given within six months of the date the Executive reasonably became aware of such an event constituting such Good Reason.

                           (c)      Termination upon Death - The employment of
the Executive hereunder shall terminate immediately upon his death.

                           (d)      The Company's Option upon Disability. If the
Executive becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of six successive months, or an aggregate of six months in any consecutive twelve-month period (the "Disability Period"), the Company shall have the option, in its discretion, by giving written notice thereof, to terminate the Executive's employment hereunder prior to expiration of the Term. Regardless of whether the Company exercises such option, during a period of 18 month's from the date of the commencement of the Disability Period, the Executive shall continue to receive his full compensation and other benefits provided herein net of any salary continuation payments received under any disability policy or program provided by the Company of which the Executive is a beneficiary or recipient.

                           (e)      Termination by the Company for other reason
than under 5(a), 5(c), 5(d) ("Without Cause") - The Company shall have the right to terminate the employment of the Executive prior to expiration of the Term for other reasons than defined in 5(a), 5(c) and 5(d) above ("Without Cause") by written notice to the Executive as provided in this Agreement.

                           (f)      Termination by the Executive for other
reason than under 5(b) The Executive shall have the right to terminate his employment hereunder prior to expiration of the Term for other reasons than under 5(b) by written notice given at least 60 days prior to the "Termination Date" as defined in section 5(h) below.

                           (g)      [Reserved]

                           (h)      Termination Date - Any notice of termination
given by the Company or the Executive pursuant to the provisions of this Agreement shall specify therein the effective date of such termination (the "Termination Date").

                           (i)      Certain Definitions - For purposes of this
Agreement, the following terms shall have the following meanings:

                                    (i)     The "Affiliate" of any Person means
any other Person directly or indirectly through one or more intermediary Persons , controlling, controlled by or under common control with such Person. For purposes of this definition, "control" shall mean the power to direct the

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management and policies of such Person, directly or indirectly, by or through equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through equity ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

                                    (ii)    "Change of Control" with respect to
the Company, means the occurrence of any of the following:

                                        (A) the acquisition, with or without the
                  approval of the Board, directly or indirectly (in one or more related transactions), by any Person (other than (i) the Executive or an Affiliate of the Executive (ii) Cinergy Solutions Inc. or any of its Affiliates (iii) the Marmon Group or any of its Affiliates or (iv) Larry Schneider or an Affiliate of Larry Schneider (collectively the "Excluded Group")) or two or more Persons acting as a group, of beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 30% of the outstanding voting stock of the Company ("Voting Stock");

                                        (B) the merger or consolidation of the
                  Company with one or more other Persons (other than any one or more of the Excluded Group) as a result of which the holders of the outstanding Voting Stock of the Company immediately before the merger hold less than 30% of the Voting Stock (or equivalent thereof) of the surviving or resulting Person;

                                        (C) the sale to any Person (other than
                  any one or more of the Excluded Group) of all or substantially all of the assets of the Company or its subsidiaries taken as a whole, and this Agreement is not assumed by the acquiring Person in connection therewith; or

                                        (D) the Company or any of its members
                  enters into any agreement providing for any of the foregoing and the transaction contemplated thereby is ultimately consummated;

provided, however, that for purposes of this Agreement, the sale of any Voting Stock (or equivalent thereof) of the Company (or any successor Person thereto) pursuant to a public offering shall not constitute a Change of Control.

                                    (iii)   "Cause" shall mean (A) failure by
the Company to raise 5 million dollars in financing during the first 9 months of the Term (`Non-Performance'), provided that "Non-Performance" shall not include a failure by the Executive to perform resulting from (1) the Executive's incapacity due to physical or mental illness or (2) the Executive's delivery to the Company of a notice of termination for Good Reason or other reason, (B) the Executive having been convicted of a crime which constitutes a felony under applicable law or having entered a plea of guilty or nolo contendere with respect thereto, or (C) the engaging by the Executive in illegal or fraudulent conduct with respect to the Company.

                                    (iv)    "Good Reason" means the occurrence
of any one of the following events:

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                                            (A) the assignment to the Executive
                                            of any duties inconsistent in any
                                            material  respect  with  the
                                            Executive's then position (including
                                            status, offices,  titles  and
                                            reporting relationships), authority,
                                            duties or responsibilities, or any
                                            other action by the Company which
                                            when taken as a whole results in a
                                            significant diminution in the
                                            Executive's position, authority,
                                            duties or responsibilities,
                                            excluding for this purpose any
                                            isolated, immaterial and inadvertent
                                            action not taken in bad faith and
                                            which is remedied by the Company
                                            within 7 business days after receipt
                                            of notice thereof given by the
                                            Executive; or


                                            (B) a reduction by the Company in
                                            the Executive's Base Salary without
                                            the consent of such Executive or the
                                            failure by the Company to continue
                                            in effect any material benefit or
                                            compensation plan, including the
                                            2001 Finance Incentive Plan, life
                                            insurance plan, health and accident
                                            plan or disability plan in existence
                                            as of the date of this Agreement (or
                                            a replacement or substitute plan
                                            providing the Executive with
                                            substantially similar benefits) in
                                            which the Executive is participating
                                            or the material reduction of the
                                            Executive's benefits under any of
                                            such plans including the 2001
                                            Finance Incentive Plan (or
                                            replacement or substitute plans) or
                                            the failure to make any payment of
                                            Base Salary or FIP Payment within 90
                                            days of the date it was due.

                                            (C)  a Change of Control of the
                                            Company;

                                            (D) the Company requiring the
                                            Executive to be based at any
                                            location other than New York City or
                                            any county in New York, New Jersey
                                            or Connecticut that abuts New York
                                            City or Westchester, NY except for
                                            requirements of travel on the
                                            Company's business which travel may
                                            be on a regular and extensive basis
                                            given the geographic scope of the
                                            Company's franchise territories.


                                    (v)     "Person" means any individual,
corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or government (or political subdivision or agency thereof).

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                  6.       Obligations on Termination.

                           (a)      Payment Obligations of the Company in Case
of Termination by Executive for Good Reason Under Section 5(b) and the Company's Termination Without Cause under Section 5(e).

                                    (i)     Upon termination of the Executive's
employment pursuant to Section 5(b) and Section 5(e), then, in lieu of any further payment under 2(a), the Company shall pay the Executive a lump sum cash payment equal to the current Base Salary times 0.5. If termination of the Executive's employment pursuant to Section 5(b) and Section 5(e) occurs after the Agreement has been renewed pursuant to Section 5, then in lieu, of any further payment under 2(a), the Company shall pay the Executive a lump sum cash payment equal to the current Base Salary times 1 (except such lump sum cash payment shall equal the then current Base Salary times 2 in the case of a termination following a Change of Control), plus any unreimbursed expenses and unpaid accrued benefits (collectively, the "Severance Payment"). The Severance , Payment shall be paid within 60 days after the Termination Date.

                                    (ii)    Notwithstanding anything to the
contrary contained herein or in any other agreement between the Company and the Executive, in the event that the Executive's employment is terminated pursuant to Section 5(b) or 5(e),

                                            (A) then any stock options (or
equivalent thereof) heretofore or hereafter granted to the Executive, which have vested, may be exercised in full (to the extent not previously exercised and provided that the term of the applicable option has not otherwise expired) at any time within six months after such cessation of employment after which time such options shall expire; and

                                            (B) any and all reasonable costs and
expenses, including but not limited to, reasonable legal fees incurred by the Executive in good faith in enforcing or establishing any of his rights hereunder shall be immediately paid to the Executive upon presentation of appropriate documentation to the Company.

                                            (C) The Executive's rights to
payments under Section 2(b) hereof shall not be affected in the case of termination of employment under Section 5(b) and 5(e) notwithstanding any language to the contrary in the Incentive Plans or this Agreement. Any Restricted Shares that are unvested on the Termination Date subject to restriction shall vest.

                  (b) Payment Obligations of the Company in case of Termination for Death.

                           (i)      Upon termination of the Executive's
employment upon death, the Company shall have no payment obligations to the Executive hereunder, except for the payment of any proceeds received by the Company from the Life Insurance policy described in Section 3(a) hereof, any accrued and unpaid compensation (including unpaid accrued benefits), and reimbursement of any unreimbursed expenses.

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                           (ii)     Notwithstanding anything to the contrary
contained herein or in any other agreement between the Company and the Executive , in the event that the Executive's employment is terminated pursuant to Section 5(c),

                                    (A) then any stock options (or equivalent
thereof) heretofore or hereafter granted to the Executive, which have vested, may be exercised in full (to the extent not previously exercised and provided that the term of the applicable option has not otherwise expired) by the Executive's estate at any time within six months after such termination; and

                                    (B) any and all reasonable costs and
expenses, including but not limited to, reasonable legal fees incurred by the Executive's estate in good faith in enforcing or establishing any of his rights hereunder shall be immediately paid to the Executive's estate upon presentation of appropriate documentation to the Company.

                                    (C) The Executive's rights to payments under
Section 2(b) hereof shall not be affected by the termination of employment under
Section 5(c) notwithstanding any language to the contrary in the Incentive Plans or this Agreement. The Restricted Shares that are unvested on the Termination Date shall vest.

                (c) Payment Obligations of the Company in case of Termination for Disability.

                           (i)      Upon termination of the Executive's
employment upon disability, the Executive shall receive the Compensation provided for in Section 5(d) hereof plus unreimbursed expenses and unpaid accrued benefits. Upon termination under Section 5(d), Executive shall have the same rights under the Plans as if his employment continued for eighteen months after the commencement of the Disability Period.

                           (ii)     Notwithstanding anything to the contrary
contained herein or in any other agreement between the Company and the Executive , in the event that the Executive's employment is terminated pursuant to Section 5(d),

                                    (A) then any stock options (or equivalent
thereof) heretofore or hereafter granted to the Executive, which have vested or which vest in accordance with the terms of the Stock Option Agreement will vest as if the Executive's employment did not terminate and may be exercised in full (to the extent not previously exercised and provided that the term of the applicable option has not otherwise expired) at any time within such eighteen month period after which time such options shall expire; and

                                    (B) any and all reasonable costs and
expenses, including but not limited to, reasonable legal fees incurred by the Executive in good faith in enforcing or establishing any of his rights hereunder shall be immediately paid to the Executive upon presentation of appropriate documentation to the Company.

                                    (C) The Executive's rights to payments under
Section 2(b) hereof shall not be affected in the case of termination of

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employment under Section 5(c) notwithstanding any language to the contrary in the Incentive Plans or this Agreement. Any Restricted Shares that are unvested on the Termination Date shall vest.

                           (d)      Payment Obligations of the Company in case
of Termination for other Reason under Section 5(f) or Termination For Cause under Section 5(a).

                                    (i)     Upon termination of the Executive's
employment as a result of termination for other reasons under Section 5(f) or for cause under Section 5(a), the Company shall have no payment obligations to the Executive hereunder, except for

                                            (A)      the payment of the
Executive's then current Base Salary through December 31, 2002 if termination is for Non-Performance; and

                                            (B)      the payment of any accrued
and unpaid compensation (including unpaid accrued benefits), and reimbursement of any unreimbursed expenses.

                                    (ii)    Notwithstanding anything to the
contrary contained herein or in any other agreement between the Company and the Executive, in the event the Executive terminates his employment by voluntary resignation pursuant to Section 5(f) or is terminated For Cause under Section 5(a),

                                            (A) then any stock options (or
equivalent thereof) heretofore or hereafter granted to the Executive, which have vested, may be exercised in full (to the extent not previously exercised and provided that the term of the applicable option has not otherwise expired) at any time within six months after such cessation of employment after which time such options shall expire; however, if the Executive voluntarily resigns prior to September 30, 2002, then he shall forfeit any vested stock options granted herewith and

                                            (B) any and all reasonable costs and
expenses, including, but not limited to, reasonable legal fees incurred by the Executive in good faith in enforcing or establishing any of his rights hereunder shall immediately be paid to the Executive upon presentation of appropriate documentation to the company.

                                            (C) The Restricted Shares that are
unvested on the Termination Date shall be forfeited and reacquired by the Company.

                  [(e) Continued Medical Dental Coverage at Company Cost. To the extent permitted by applicable law, the Company shall continue to provide the Executive at the Company's cost, with medical, dental and hospitalization insurance coverage for: until December 31, 2002 in the case of a Termination For Non-Performance under Section 5(a); 6 months from the Termination Date in the case of a termination under Section 5(b) and 5(e); and 18 months from the Termination Date in the case of a termination under Section 5(d).

                  (f)      [Reserved]

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
                  (g)      [Reserved]


                  (h) Liability of the Company for Compensation in the Event of Termination. Provided the Company fully complies with this Section 6, then the Company shall have no further liability to the Executive under Section 2 and
Section 3 above in the event of termination as provided for herein.

                  7. Trade Secrets; Confidentiality. The Executive recognizes and acknowledges that, in connection with his employment with the Company, he has had and will continue to have access to valuable trade secrets and confidential information of the Company and its Affiliates including, but not limited to, customer lists, business methods and processes, marketing, promotional, pricing, financial information, technical information and data relating to clients, Executives and consultants (collectively, "Confidential Information") and that such Confidential Information is being made available to the Executive only in connection with the furtherance of his employment with the Company. The Executive agrees that during the Term and for a period of 2 years thereafter, the Executive shall not disclose any Confidential Information to any Person, except that disclosure of Confidential Information will be permitted:
(a) to the Company and its respective Affiliates and advisors; (b) if such Confidential Information has previously become available to the public through no fault of the Executive; (c) if required by law or any court or governmental agency or body, provided that in any such case covered by this clause (c) the Executive shall provide the Company, in advance of any such disclosure, with prompt notice of such requirement(s) and shall cooperate fully with the Company to the extent it may seek to limit such disclosure; (d) if necessary to establish or assert the rights of the Executive hereunder; or (e) if expressly consented to by the Company.

                  8.       Noncompetition and Nonsolicitation.


                  (a) The Executive hereby covenants and agrees that during the Term (and only if the Agreement is renewed or extended beyond December 31, 2002, for the respective periods set forth below immediately following the termination by the Company or the Executive, as applicable, of his employment under the respective circumstances set forth below)he shall not, without the prior written consent of the Board, at any time, directly or indirectly, on his own behalf or on behalf of any Person:

                           (i)      own, manage, operate, control, be employed
by, participate in, provide consulting services to, or be connected or associated in any manner with the ownership, management, operation or control of any business which is in competition with the Company (in the business in which the Company is substantially engaged during the Term in the case of acts committed during the Term or in the business in which the Company is substantially engaged at the time of termination of Executive's employment in the case of acts committed after the Term) or any of its Affiliates in any state of the United States or in any foreign country in which any of them are engaged in business during the Term in the case of acts committed during the Term or in

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any state of the United States or in any foreign country in which any of them are engaged in business at the time of termination of Executive's employment in the case of acts committed after the Term for as long as the Company continues to conduct such business (the "Non-Compete"), provided that Executive's employment in the investment or commercial banking industry after termination of his employment will not be deemed to be in competition with the Company so long as he does not, directly or indirectly participate in a merger or acquisition transaction for which the Company is competing and is evidenced by a public tender offer, confidentiality agreement or letter of intent between the Company and the party it intends to pursue for merger or acquisition.

                           (ii)     solicit or take any action to cause the
solicitation of, or recommend that, any supplier, client, customer, contractor, vendor, agent or consultant of the Company or any of its Affiliates or other Person having business relations with the Company, discontinue business or cease such relationship, in whole or in part, with the Company or any of its Affiliates (the "Customer Non-Solicit").

                           (iii)    employ any Person employed by the Company or
any of its Affiliates at the time of, or during the 12 months preceding, such termination of the Executive's employment with the Company (the "Non-Hire") or

                           (iv)     solicit for employment (other than through
unaffiliated employment recruiting or placement firms or services who are not specifically directed to solicit Executives of the Company or provided with the names of any such Executives) any Person employed by the Company or any of its Affiliates at the time of, or during the 12 months preceding such termination of the Executive's employment with the Company, or otherwise encourage or entice any such Person to leave such employment (the "Executive Non-Solicit"), provided , however, that nothing in this Agreement shall preclude the executive from owning less than five percent of any class of publicly traded equity of any entity


                                                     Customer                           Executive
Reason for Termination             Non-Compete       Non-Solicit       Non-Hire         Non-Solicit
----------------------             -----------       -----------       --------         -----------

Good Reason (5(b))                  1 year*           1 1/2 years      1 1/2years        1 1/2 years

For Cause (5(a)) except Non-        2 years           1 1/2 years      1 1/2years        1 1/2 years
                 Performance

Company Termination                 0 years           1 1/2 years      1 1/2years        1 1/2 years
for other than Cause (5(a)) and
Disability (5(e))

Voluntary Resignation not for       1 year            1 1/2 years      1 1/2years        1 1/2 years
Good Reason (5(f))

                                       12


Company Failure to Renew            0 years           1 1/2 year       1 1/2 years       1 1/2 years

Executive Failure to Renew          0 years           1 1/2 years      1 1/2 years       1 1/2 years

Disability (5(d))                   0 years           1 1/2 years      1 1/2 years       1 1/2 years

Non-Performance                    1/2 year             1/2 year         1/2 year          1/2 year


* If the Executive terminates his employment for Good Reason and, at such time, notifies the Company that he is waiving any right to the lump sum cash payment referred to in Section 6(a)(i) hereof, then the Non-Compete shall be reduced to 0 years.

                  (b)      The Employee acknowledges and agrees that

                           (i)      the restrictive covenants set forth in this
Section 8 (the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects, and

                           (ii)     it is the intention of the parties hereto
that the Restrictive Covenants be enforceable to the fullest extent permitted by applicable law. Therefore, if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts. Specifically, if any court of competent jurisdiction should hold that any portion of the Restrictive Covenants is overly broad as to one or more states of the United States or one or more foreign jurisdictions, then that state or states or foreign jurisdiction or jurisdictions shall be eliminated from the territory to which the Restrictive Covenants apply and the restrictions shall remain applicable in all other states of the United States and foreign jurisdictions.

                  (c) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenant, or any part thereof, and, in its modified form, such restrictive covenant shall then be valid and enforceable.

                  (d) The Company acknowledges and agrees that the Restrictive Covenants in Section 8 only will apply to the Executive in the event of a termination of the Executive's employment after renewal or extension of the Agreement pursuant to Section 5. Any termination of Executive's employment (including notice by the Company or Executive of their election not to renew the Agreement pursuant to Section 5) on or prior to December 31, 2002, shall not require the Executive to comply with the provisions or Restrictive Covenants of
Section 8 herein.


                  9. Equitable Relief. In the event of a breach or threatened breach by the Executive of any of the covenants contained in this Agreement, the Company shall be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction restraining the Executive from breaching or continuing to breach any of said covenants. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies that may be available to it under this Agreement for such breach or threatened breach.

                  10. Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

         11.      Successors and Assigns.

                           (a)      This Agreement and all rights under this
Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive's rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

                           (b)      This Agreement shall inure to the benefit of
and be binding upon the Company and its successors and assigns. Any Person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement, if provided that Executive's position in such dispute has a good faith basis, any and all reasonable out-of-pocket costs incurred by the Executive in connection with any dispute arising out of this Agreement shall be immediately paid to the Executive by the Company upon presentation of appropriate documentation up to an aggregate amount of $50,000.

                  12. Governing Law: Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. The parties hereby agree to submit any and all disputes arising out of or in connection with this Agreement to binding arbitration in accordance with the rules of the American Arbitration Association for the resolution of employment disputes. Such arbitration shall be held in New York City. Each party shall select one arbitrator and the two such selected arbitrators shall select a third arbitrator. Notwithstanding anything to the contrary in this Section 12, such parties may seek in any court of competent jurisdiction any injunctive relief pursuant to Section 9 of this Agreement.

         13. Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given when received or refused if mailed by registered or certified mail, postage prepaid, if delivered by hand, or if delivered by Federal Express or similar overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this
Section 13:

                  (a)      if to the Company, to
                           Company Headquarters
                           Attention:  President

                  (b)      if to the Executive, to
                           Edward Campana
                           1038 Clay Avenue
                           Pelham Manor, New York 10803

                  14. Complete Understanding. Together with the Stock Option Agreement, Stock Option Plans and the Incentive Plans, this Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein or therein. In the event of any contract between the terms of this Agreement and any of said documents, this Agreement shall govern.

                  15.      Modification:.

                  (a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  16.      Mutual Representations.

                  (a) The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

                           (i)      will not constitute a default under or
conflict with any agreement or other instrument to which he is a party or by which he is bound, provided that the Company acknowledges Executive has executed certain confidentiality or non-disclosure agreements pertaining to Catamount Energy and Environmental Power Corporation prior to the commencement of the Term , the performance of which shall not constitute a violation of this representation and the Executive has given the Company timely notice of such agreements and the restrictions contained therein, and

                           (ii)     do not require the consent of any Person.

                  (b) The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

                           (i)      will not constitute a default under or
conflict with any agreement or other instrument to which it is a party or by which it is bound and

                           (ii)     do not require the consent of any Person.

                  (c) Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms.

                  (d) The parties agree to indemnify, defend and hold the each other harmless for any claim, loss, damage, cost, expense including without limitation, reasonable attorney fees arising out of or relating to a breach of the foregoing representations in Section 16 (a), (b), and (c). The Executive's obligation under Section 16 shall be limited to $50,000.

                  17. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

                  18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

                  19. Inconsistencies. In the event of any inconsistency between this Agreement on the one hand and the Incentive Plans on the other hand , this Agreement shall govern.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.

                                   US ENERGY SYSTEMS, INC.



                               /s/ Goran Mornhed
                                   --------------------
                                   Name:  Goran Mornhed
                                   Title: President


                               /s/ Edward M. Campana
                                   -----------------
                                   Name: Edward M. Campana